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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)*



                         DIAGNOSTIC PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   252450-10-1
                         -----------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.  252450-10-1             SCHEDULE 13G


  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MARILYN ZIERING
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      2,442,656
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       18,500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     2,442,656
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 18,500
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,461,156
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            17.94%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
            IN
          ---------------------------------------------------------------------




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Item 1(a)             Name of Issuer:  Diagnostic Products Corporation

Item 1(b)             Address of Issuer's Principal Executive Offices:
                      5700 West 96th Street
                      Los Angeles, California 90045

Item 2(a)             Name of Person Filing:  Marilyn Ziering

Item 2(b)             Address of Principal Office:  5700 West 96th Street
                                                    Los Angeles, CA 90045
Item 2(c)             Citizenship:  U.S.A.

Item 2(d)             Title of Class of Securities:  Common Stock

Item 2(e)             CUSIP Number:  252450-10-1

Item 3                Statement filed Pursuant to Rules 13d-1(b) or 13-2(b):
                      Not Applicable

Item 4(a)             Amount Beneficially Owned:   2,461,156 shares, including
                      18,500 shares owned by mother-in-law who resides in same home (as to which shares beneficial ownership is disclaimed).

Item 4(b)             Percent of Class:  17.94%

Item 4(c)             Number of shares as to which reporting person has:
                      (i)   sole power to vote or to direct the vote: 2,442,656
                      (ii)  shared power to vote or to direct the vote: 18,500
                      (iii) sole power to dispose or to direct the disposition
                            of: 2,442,656
                      (iv) shared power to dispose or to direct the disposition of: 18,500

Item 5                Ownership of 5% or Less of Class:  Not Applicable

Item 6                Ownership of More than 5% on Behalf of Another Person:
                      Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable

Item 8                Identification and Classification of Members of the Group:
                      Not Applicable

Item 9                Notice of Dissolution of Group:  Not Applicable

Item 10               Certification:  Not Applicable

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 2, 1998                     /s/ Marilyn Ziering
                                             -----------------------------------
                                             Marilyn Ziering




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